Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Beckman Coulter, Inc.

Re:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002

Date:	March 1, 2011

Pursuant to Section 306(a) of Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated under the Securities Exchange Act of 1934, as amended (“Regulation BTR”), this notice is to inform you of a trading restriction that may be imposed on directors and executive officers of Beckman Coulter, Inc. (the “Company”) because of a blackout period (the “Blackout Period”) applicable to the Beckman Coulter Stock Fund (the “Stock Fund”) under the Beckman Coulter, Inc. Savings Plan (the “Plan”). During the Blackout Period, participants will be unable to direct or diversify investments pertaining to, or obtain loans or distributions with respect to, their individual account balances held in the Stock Fund. The Blackout Period is necessary to enable the trustee of the Plan to process participants’ instructions under the Stock Fund in connection with the tender offer (the “Offer”) commenced on February 15, 2011 by Djanet Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company at a purchase price of $83.50 per share in cash, without interest.

As a result of the Blackout Period, Regulation BTR requires that we impose trading restrictions on directors and executive offers during the Blackout Period. Pursuant to Rule 104 of Regulation BTR, the Company is required to timely notify its directors and executive officers, as well as the Securities and Exchange Commission, of the Blackout Period.

The Blackout Period is currently expected to begin on Tuesday, March 15, 2011 and is expected to end on the later of Thursday, March 24, 2011 or, if the Offer is extended (or further extended after any previous extension(s)), approximately one day after the new expiration date(s) of the Offer. In the event the Offer is extended, the Blackout Period will, if feasible, be temporarily lifted until six business days prior to the new expiration date of the Offer, as extended, at which time the Blackout Period will re-commence. We will notify you promptly of any changes that affect the commencement of the Blackout Period or the dates of the Blackout Period.

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Company common stock or other equity securities of the Company that you acquired in connection with your service or employment as a director or executive officer of the Company, including pursuant to options to acquire common stock and other derivative securities. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are generally not covered.(1) However, if you hold both covered shares or equity securities and non-covered shares or equity securities, any shares or equity securities that you sell will be presumed to come first from the covered securities unless you do not have a pecuniary interest in such securities or you can identify the source of the sold securities and show that you use the same specific identification for all related purposes (such as tax reporting and disclosure requirements).

[1]	See Reg. BTR Rule 100(a)(4)/(5).

Given the complexity of these rules, you are urged to avoid any discretionary change in your beneficial ownership of Company equity securities during the Blackout Period. Even if you think an exception applies to you, we ask that you not trade ANY Company security or derivative during the Blackout Period, unless you have advance written permission from the Company’s General Counsel. Please also note that if you wish to tender any of your shares of the Company’s common stock in the Offer you must do so prior to the commencement of the Blackout Period.

If you have any questions concerning this notice, the Blackout Period or the transactions affected by the Blackout Period, please contact Daniel B. Kim by telephone at (714) 961-4507 or by mail at 250 S. Kraemer Blvd., Brea, CA 92821.